Exhibit 99.1

Molina Healthcare Reports First Quarter 2017 Results

LONG BEACH, Calif.--(BUSINESS WIRE)--May 2, 2017--Molina Healthcare, Inc. (NYSE: MOH)

  Net income per diluted share for the quarter of $1.37.
  Adjusted net income per diluted share for the quarter of $1.47.
  Results include the benefit of a $75 million ($0.84 per diluted share) acquisition termination fee received in the first quarter.
  Full year 2017 earnings per diluted share and adjusted earnings per diluted share guidance revised to reflect acquisition termination fee; full year 2017 guidance is otherwise confirmed.

Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the first quarter of 2017.

“While we are pleased with the results we reported today, we understand that they represent only one step along the path to improving on our 2016 results,” said Joseph White, interim chief executive officer and chief financial officer of Molina Healthcare, Inc. “Our entire Company is focused on improving our profitability in 2017 and beyond.”

First Quarter 2017 Compared with First Quarter 2016

Net income per diluted share increased to $1.37 in the first quarter of 2017 compared with $0.43 reported for the first quarter of 2016. Adjusted net income per diluted share increased to $1.47 in the first quarter of 2017, compared with $0.51 in the first quarter of 2016. Income before income taxes increased $67 million to $131 million in the first quarter of 2017 from $64 million in the first quarter of 2016.

First quarter financial performance was affected by the following developments:

  As previously reported, we received a payment of $75 million ($0.84 per diluted share) relating to the termination of a proposed Medicare acquisition, which was recorded as other income in the first quarter of 2017.
  The performance of our Marketplace program was consistent with management’s expectations. Income before income taxes increased by $8 million ($0.09 per diluted share) as a result of a reduction to the premium deficiency reserve established for the Marketplace program at December 31, 2016. The reserve, which was $30 million at December 31, 2016, decreased to $22 million as of March 31, 2017.
  The performance of our combined Medicaid and Medicare programs was consistent with management’s expectations, with the exception of the unfavorable prior-period development of medical claims liabilities in Illinois discussed below.
  Medical costs at the Illinois health plan related to dates of service in 2016 and earlier reduced income before income taxes by approximately $20 million ($0.22 per diluted share) in the first quarter. Excluding this out-of-period impact in Illinois, the medical care ratio for our combined Medicaid and Medicare programs was consistent with the expectations reflected in our previously announced full year 2017 Outlook.
  General and administrative expenses as a percentage of total revenue (the “G&A ratio”) were 8.9% in the first quarter, consistent with the G&A ratio anticipated in our previously announced full year 2017 Outlook. As expected, our G&A ratio increased over 2016 primarily due to: 1) increased investment in systems and infrastructure; 2) employee bonuses recorded in 2017 but not in 2016; 3) costs associated with increased Marketplace enrollment in 2017; and 4) the reduction to revenue as a result of the 2017 Health Insurer Fee (HIF) moratorium.
  The effective tax rate in the first quarter of 2017, while consistent with our previously announced full year 2017 Outlook, dropped substantially from prior year levels due primarily to the 2017 HIF moratorium.

2017 Outlook

The Company is confirming its 2017 Outlook for earnings per diluted share and adjusted earnings per diluted share, to $2.53 and $2.90, respectively, and revising the 2017 Outlook for the impact of the $75 million acquisition termination fee received in the first quarter of 2017.

Conference Call

Management will host a conference call and webcast to discuss Molina Healthcare’s first quarter results at 5:00 p.m. Eastern time on Tuesday, May 2, 2017. The number to call for the interactive teleconference is (212) 231-2909. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Tuesday, May 2, 2017, through 6:00 p.m. Eastern Time on Wednesday, May 3, 2017, by dialing (800) 633-8284 and entering confirmation number 21849898. A live audio broadcast of Molina Healthcare’s conference call will be available on our website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina currently serves approximately 4.8 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding our plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties. Those known risks and uncertainties include, but are not limited to, the following:

  the success of our profit improvement and cost-cutting initiatives;
  the numerous political and market-based uncertainties associated with the Affordable Care Act (the “ACA”) or “Obamacare,” including any potential repeal and replacement of the law, amendment of the law, or move to state block grants for Medicaid;
  the market dynamics surrounding the ACA Marketplaces, including but not limited to uncertainties associated with risk transfer requirements, the potential for disproportionate enrollment of higher acuity members, the withdrawal of cost sharing subsidies and/or premium tax credits, the adequacy of agreed rates, and potential disruption associated with market withdrawal;
  subsequent adjustments to reported premium revenue based upon subsequent developments or new information, including changes to estimated amounts payable or receivable related to Marketplace risk adjustment/risk transfer, risk corridors, and reinsurance;
  management of our medical costs, including our ability to reduce over time the high medical costs commonly associated with new patient populations;
  our ability to predict with a reasonable degree of accuracy utilization rates, including utilization rates in new plans, geographies, and programs where we have less experience with patient and provider populations, and also including utilization rates associated with seasonal flu patterns or other newly emergent diseases;
  significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria, including the resolution of the Illinois budget impasse and continued payment of all amounts due to our Illinois health plan;
  the success of our efforts to retain existing government contracts, including those in Illinois, Washington, Florida, Texas, and New Mexico, and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states;
  our ability to manage growth, including maintaining and creating adequate internal systems and controls relating to authorizations, approvals, provider payments, and the overall success of our care management initiatives;
  our ability to consummate and realize benefits from acquisitions, and to integrate acquisitions;
  our receipt of adequate premium rates to support increasing pharmacy costs, including costs associated with specialty drugs and costs resulting from formulary changes that allow the option of higher-priced non-generic drugs;
  our ability to operate profitably in an environment where the trend in premium rate increases lags behind the trend in increasing medical costs;
  the interpretation and implementation of federal or state medical cost expenditure floors, administrative cost and profit ceilings, premium stabilization programs, profit sharing arrangements, and risk adjustment provisions;
  our estimates of amounts owed for such cost expenditure floors, administrative cost and profit ceilings, premium stabilization programs, profit-sharing arrangements, and risk adjustment provisions;
  the Medicaid expansion cost corridors in California, New Mexico and Washington, and any other retroactive adjustment to revenue where methodologies and procedures are subject to interpretation or dependent upon information about the health status of participants other than Molina members;
  the interpretation and implementation of at-risk premium rules and state contract performance requirements regarding the achievement of certain quality measures, and our ability to recognize revenue amounts associated therewith;
  cyber-attacks or other privacy or data security incidents resulting in an inadvertent unauthorized disclosure of protected health information;
  the success of our health plan in Puerto Rico, including the resolution of the Puerto Rico debt crisis, payment of all amounts due under our Medicaid contract, the effect of the PROMESA law, and our efforts to better manage the health care costs of our Puerto Rico health plan;
  the success and renewal of our duals demonstration programs in California, Illinois, Michigan, Ohio, South Carolina, and Texas;
  the accurate estimation of incurred but not reported or paid medical costs across our health plans;
  efforts by states to recoup previously paid and recognized premium amounts;
  the continuation and renewal of the government contracts of our health plans, Molina Medicaid Solutions, and Pathways, and the terms under which such contracts are renewed;
  complications, member confusion, or enrollment backlogs related to the annual renewal of Medicaid coverage;
  government audits and reviews, or potential investigations, and any fine, sanction, enrollment freeze, monitoring program, or premium recovery that may result therefrom;
  changes with respect to our provider contracts and the loss of providers;
  approval by state regulators of dividends and distributions by our health plan subsidiaries;
  changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
  high dollar claims related to catastrophic illness;
  the favorable resolution of litigation, arbitration, or administrative proceedings;
  the relatively small number of states in which we operate health plans;
  the availability of adequate financing on acceptable terms to fund and capitalize our expansion and growth, repay our outstanding indebtedness at maturity and meet our liquidity needs, including the interest expense and other costs associated with such financing;
  our failure to comply with the financial or other covenants in our credit agreement or the indentures governing our outstanding notes;
  the sufficiency of our funds on hand to pay the amounts due upon conversion or maturity of our outstanding notes;
  the failure of a state in which we operate to renew its federal Medicaid waiver;
  changes generally affecting the managed care or Medicaid management information systems industries;
  increases in government surcharges, taxes, and assessments, including but not limited to the deductibility of certain compensation costs;
  newly emergent viruses or widespread epidemics, public catastrophes or terrorist attacks, and associated public alarm;
  increasing competition and consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of our website or on the SEC’s website at sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of May 2, 2017, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2017	2016
	(Dollar amounts in millions, except per-share amounts)
Revenue:
Premium revenue	$4,648	$3,995
Service revenue	131	140
Premium tax revenue	111	109
Health insurer fee revenue	—	90
Investment income and other revenue	14	9
Total revenue	4,904	4,343
Operating expenses:
Medical care costs	4,111	3,588
Cost of service revenue	122	127
General and administrative expenses	439	340
Premium tax expenses	111	109
Health insurer fee expenses	—	58
Depreciation and amortization	39	32
Total operating expenses	4,822	4,254
Operating income	82	89
Other (income) expenses, net:
Interest expense	26	25
Other income, net	(75)	—
Total other (income) expenses, net	(49)	25
Income before income tax expense	131	64
Income tax expense	54	40
Net income	$77	$24

Net income per diluted share	$1.37	$0.43

Diluted weighted average shares outstanding	56.2	56.9

Operating Statistics:
Medical care ratio (1)	88.4%	89.8%
G&A ratio (2)	8.9%	7.8%
Premium tax ratio (1)	2.3%	2.6%
Effective tax rate	41.6%	61.7%
Net profit margin (2)	1.6%	0.6%
Net profit margin excluding acquisition termination fee (2)	0.6%	0.6%

(1)Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium tax expenses as a percentage of premium revenue plus premium tax revenue.

(2)G&A ratio represents general and administrative expenses as a percentage of total revenue. Net profit margin represents net income as a percentage of total revenue. Net profit margin excluding acquisition termination fee represents net income excluding the acquisition termination fee (net of income taxes at our blended federal and state statutory tax rate of 37%), as a percentage of total revenue.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(In millions, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,198	$2,819
Investments	2,056	1,758
Receivables	1,006	974
Income taxes refundable	—	39
Prepaid expenses and other current assets	142	131
Derivative asset	—	267
Total current assets	6,402	5,988
Property, equipment, and capitalized software, net	447	454
Deferred contract costs	89	86
Intangible assets, net	131	140
Goodwill	620	620
Restricted investments	115	110
Deferred income taxes	10	10
Derivative asset	181	—
Other assets	43	41
	$8,038	$7,449
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,926	$1,929
Amounts due government agencies	1,575	1,202
Accounts payable and accrued liabilities	438	385
Deferred revenue	461	315
Income taxes payable	21	—
Current portion of long-term debt	1	472
Derivative liability	—	267
Total current liabilities	4,422	4,570
Senior notes	1,455	975
Lease financing obligations	198	198
Deferred income taxes	11	15
Derivative liability	181	—
Other long-term liabilities	44	42
Total liabilities	6,311	5,800
Stockholders’ equity:
Common stock, $0.001 par value; 150 shares authorized; outstanding: 57 shares at March 31, 2017 and December 31, 2016	—	—
Preferred stock, $0.001 par value; 20 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	841	841
Accumulated other comprehensive loss	(1)	(2)
Retained earnings	887	810
Total stockholders’ equity	1,727	1,649
	$8,038	$7,449

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2017	2016
	(In millions)
Operating activities:
Net income	$77	$24
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49	44
Deferred income taxes	(5)	30
Share-based compensation	6	7
Amortization of convertible senior notes and lease financing obligations	8	8
Other, net	3	6
Changes in operating assets and liabilities:
Receivables	(32)	(266)
Prepaid expenses and other assets	(12)	(202)
Medical claims and benefits payable	(3)	255
Amounts due government agencies	373	181
Accounts payable and accrued liabilities	50	205
Deferred revenue	146	(129)
Income taxes	59	(24)
Net cash provided by operating activities	719	139
Investing activities:
Purchases of investments	(733)	(611)
Proceeds from sales and maturities of investments	433	348
Purchases of property, equipment, and capitalized software	(26)	(46)
Change in restricted investments	(7)	(4)
Net cash paid in business combinations	—	(2)
Other, net	(6)	1
Net cash used in investing activities	(339)	(314)
Financing activities:
Proceeds from employee stock plans	1	—
Other, net	(2)	2
Net cash (used in) provided by financing activities	(1)	2
Net increase (decrease) in cash and cash equivalents	379	(173)
Cash and cash equivalents at beginning of period	2,819	2,329
Cash and cash equivalents at end of period	$3,198	$2,156

MOLINA HEALTHCARE, INC. UNAUDITED HEALTH PLANS SEGMENT MEMBERSHIP

	March 31, 2017	December 31, 2016	March 31, 2016
Ending Membership by Program:
Temporary Assistance for Needy Families (TANF) and Children’s Health Insurance Program (CHIP)	2,548,000	2,536,000	2,485,000
Marketplace	1,035,000	526,000	630,000
Medicaid Expansion	684,000	673,000	632,000
Aged, Blind or Disabled (ABD)	401,000	396,000	380,000
Medicare-Medicaid Plan (MMP) - Integrated	55,000	51,000	50,000
Medicare Special Needs Plans	43,000	45,000	43,000
	4,766,000	4,227,000	4,220,000
Ending Membership by Health Plan:
California	765,000	683,000	676,000
Florida	711,000	553,000	576,000
Illinois	194,000	195,000	206,000
Michigan	417,000	391,000	399,000
New Mexico	270,000	254,000	246,000
New York (1)	34,000	35,000	—
Ohio	351,000	332,000	336,000
Puerto Rico	326,000	330,000	339,000
South Carolina	111,000	109,000	102,000
Texas	493,000	337,000	380,000
Utah	172,000	146,000	151,000
Washington	785,000	736,000	672,000
Wisconsin	137,000	126,000	137,000
	4,766,000	4,227,000	4,220,000

(1) The New York health plan was acquired on August 1, 2016.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA (In millions, except percentages and per-member per-month amounts)

	Three Months Ended March 31, 2017
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	7.7	$1,402	$182.69	$1,304	$170.02	93.1%	$98
Medicaid Expansion	2.0	817	398.70	689	336.51	84.4	128
ABD	1.2	1,196	1,006.84	1,130	951.32	94.5	66
Total Medicaid	10.9	3,415	312.98	3,123	286.35	91.5	292
MMP	0.2	344	2,088.96	307	1,859.41	89.0	37
Medicare	0.1	138	1,068.20	117	902.67	84.5	21
Total Medicare	0.3	482	1,640.63	424	1,439.20	87.7	58
Excluding Marketplace	11.2	3,897	347.84	3,547	316.62	91.0	350
Marketplace	2.9	751	262.16	564	196.72	75.0	187
	14.1	$4,648	$330.39	$4,111	$292.20	88.4%	$537

	Three Months Ended March 31, 2016
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	7.4	$1,324	$178.47	$1,198	$161.46	90.5%	$126
Medicaid Expansion	1.9	679	365.11	574	308.30	84.4	105
ABD	1.2	1,112	961.49	1,041	899.79	93.6	71
Total Medicaid	10.5	3,115	298.51	2,813	269.42	90.3	302
MMP	0.1	340	2,220.68	317	2,070.23	93.2	23
Medicare	0.1	131	1,029.10	124	980.49	95.3	7
Total Medicare	0.2	471	1,681.57	441	1,577.21	93.8	30
Excluding Marketplace	10.7	3,586	334.62	3,254	303.59	90.7	332
Marketplace	1.6	409	251.85	334	205.86	81.7	75
	12.3	$3,995	$323.73	$3,588	$290.74	89.8%	$407

	Twelve Months Ended December 31, 2016
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	30.2	$5,403	$179.21	$4,950	$164.18	91.6%	$453
Medicaid Expansion	7.8	2,952	378.58	2,475	317.37	83.8	477
ABD	4.7	4,666	991.24	4,277	908.39	91.6	389
Total Medicaid	42.7	13,021	305.28	11,702	274.33	89.9	1,319
MMP	0.6	1,303	2,131.97	1,141	1,866.93	87.6	162
Medicare	0.5	543	1,033.15	515	981.36	95.0	28
Total Medicare	1.1	1,846	1,624.15	1,656	1,457.67	89.7	190
Excluding Marketplace	43.8	14,867	339.51	13,358	305.03	89.8	1,509
Marketplace	6.7	1,525	228.44	1,416	212.17	92.9	109
	50.5	$16,392	$324.82	$14,774	$292.75	90.1%	$1,618

(1) A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2) The MCR represents medical costs as a percentage of premium revenue.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA (In millions, except percentages and per-member per-month amounts)

	Three Months Ended March 31, 2017
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	2.2	$644	$286.92	$510	$227.19	79.2%	$134
Florida	2.1	656	316.86	558	269.33	85.0	98
Illinois	0.6	161	276.58	180	310.08	112.1	(19)
Michigan	1.3	393	316.80	339	273.36	86.3	54
New Mexico	0.8	330	406.90	318	392.72	96.5	12
New York (3)	0.1	46	441.19	42	409.63	92.8	4
Ohio	1.1	541	516.00	479	457.14	88.6	62
Puerto Rico	1.0	183	186.51	165	168.18	90.2	18
South Carolina	0.3	105	317.07	98	293.34	92.5	7
Texas	1.4	684	486.96	602	428.55	88.0	82
Utah	0.5	134	264.73	123	242.57	91.6	11
Washington	2.3	642	274.74	581	248.40	90.4	61
Wisconsin	0.4	127	311.30	108	264.53	85.0	19
Other (4)	—	2	—	8	—	—	(6)
	14.1	$4,648	$330.39	$4,111	$292.20	88.4%	$537

	Three Months Ended March 31, 2016
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	2.0	$541	$273.42	$469	$236.92	86.7%	$72
Florida	1.6	489	295.42	413	249.45	84.4	76
Illinois	0.6	149	267.10	132	236.76	88.6	17
Michigan	1.2	387	320.14	347	287.34	89.8	40
New Mexico	0.7	336	449.52	296	394.77	87.8	40
New York (3)	—	—	—	—	—	—	—
Ohio	1.0	488	489.14	449	450.11	92.0	39
Puerto Rico	1.0	181	176.85	174	170.43	96.4	7
South Carolina	0.3	84	275.97	67	220.78	80.0	17
Texas	1.1	620	580.81	575	538.91	92.8	45
Utah	0.4	114	264.62	102	235.88	89.1	12
Washington	2.0	506	255.41	458	231.18	90.5	48
Wisconsin	0.4	97	250.36	92	238.01	95.1	5
Other (4)	—	3	—	14	—	—	(11)
	12.3	$3,995	$323.73	$3,588	$290.74	89.8%	$407

(1) A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2) The MCR represents medical costs as a percentage of premium revenue.
(3) The New York health plan was acquired on August 1, 2016.
(4) “Other” medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA (In millions, except percentages and per-member per-month amounts)

The following tables provide the details of our medical care costs for the periods indicated:

	Three Months Ended March 31,
	2017			2016
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$3,086	$219.32	75.1%	$2,737	$221.77	76.3%
Pharmacy	616	43.76	15.0	525	42.53	14.6
Capitation	324	23.06	7.9	295	23.87	8.2
Direct delivery	22	1.58	0.5	16	1.34	0.5
Other	63	4.48	1.5	15	1.23	0.4
	$4,111	$292.20	100.0%	$3,588	$290.74	100.0%

The following table provides the details of our medical claims and benefits payable as of the dates indicated:

	March 31,	December 31,
	2017	2016
Fee-for-service claims incurred but not paid (IBNP)	$1,425	$1,352
Pharmacy payable	133	112
Capitation payable	36	37
Other (1)	332	428
	$1,926	$1,929

(1) “Other” medical claims and benefits payable include amounts payable to certain providers for which we act as an intermediary on behalf of various state agencies without assuming financial risk. Such receipts and payments do not impact our consolidated statements of income. As of March 31, 2017 and December 31, 2016, we had recorded non-risk provider payables of approximately $131 million and $225 million, respectively.

MOLINA HEALTHCARE, INC. UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE (Dollars in millions, except per-member amounts)

Our claims liability includes a provision for adverse claims deviation based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. Our reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior period” represent the amount by which our original estimate of claims and benefits payable at the beginning of the period were more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31, 2016
	2017	2016
Medical claims and benefits payable, beginning balance	$1,929	$1,685	$1,685
Components of medical care costs related to:
Current period	4,253	3,755	14,966
Prior period	(142)	(167)	(192)
Total medical care costs	4,111	3,588	14,774

Change in non-risk provider payables	(96)	24	58
Payments for medical care costs related to:
Current period	2,683	2,241	13,304
Prior period	1,335	1,116	1,284
Total paid	4,018	3,357	14,588
Medical claims and benefits payable, ending balance	$1,926	$1,940	$1,929

Benefit from prior period as a percentage of:
Balance at beginning of period	7.4%	10.0%	11.4%
Premium revenue, trailing twelve months	0.8%	1.2%	1.2%
Medical care costs, trailing twelve months	0.9%	1.3%	1.3%

Days in claims payable, fee for service (1)	45	46	47

(1) Claims payable at March 31, 2017 and December 31, 2016 includes IBNP and $119 million and $94 million of fee-for-service payables included in “Other” medical claims and benefits payable, respectively.

MOLINA HEALTHCARE, INC. UNAUDITED NON-GAAP FINANCIAL MEASURES

We use non-GAAP financial measures as supplemental metrics in evaluating our financial performance, making financing and business decisions, and forecasting and planning for future periods. For these reasons, management believes such measures are useful supplemental measures to investors in comparing our performance to the performance of other public companies in the health care industry. These non-GAAP financial measures should be considered as supplements to, and not as substitutes for or superior to, GAAP measures. See further information regarding non-GAAP measures below the tables (in millions, except per diluted share amounts).

Three Months Ended March 31,
2017	2016

Net income	$77	$24
Adjustments:
Depreciation, and amortization of intangible assets and capitalized software	46	37
Interest expense	26	25
Income tax expense	54	40
EBITDA	$203	$126
Three Months Ended March 31,	Projected: Year Ended December 31,
2017	2016	2017

Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share (2)
Net income	$77	$1.37	$24	$0.43	$147	$2.53
Adjustment:
Amortization of intangible assets	9	0.16	7	0.13	34	0.58
Income tax effect (1)	(3)	(0.06)	(2)	(0.05)	(12)	(0.21)
Amortization of intangible assets, net of tax effect	6	0.10	5	0.08	22	0.37
Adjusted net income	$83	$1.47	$29	$0.51	$169	$2.90

(1) Income tax effect of adjustment calculated at the blended federal and state statutory tax rate of 37%.
(2) Computation assumes 58.2 million diluted weighted average shares outstanding.

The following are descriptions of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release:

Earnings before interest, taxes, depreciation and amortization (EBITDA): Net income (GAAP) less depreciation, and amortization of intangible assets and capitalized software, interest expense and income tax expense. We believe that EBITDA is helpful in assessing our ability to meet the cash demands of our operating units.

Adjusted net income: Net income (GAAP) less amortization of intangible assets, net of income tax effect calculated at the statutory tax rate of 37%. We believe that adjusted net income is helpful in assessing our financial performance exclusive of the non-cash impact of the amortization of purchased intangibles.

Adjusted net income per diluted share: Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

CONTACT:
Molina Healthcare, Inc.
Juan José Orellana, 562-435-3666, ext. 111143
Investor Relations